Pricing Supplement No.  290      Dated  4/22/97                Rule 424(b)(3)
(To Prospectus dated April 5, 1996)                        File No. 333-01807

SALOMON INC

Notes, Series G
Due More Than Nine Months from Date of Issue
Fixed Rate

Principal Amount:     $10,000,000.00

Issue Price:     100.0000000000%

Proceeds to Company on original issuance:     $10,000,000.00

Commission or Discount on original issuance:     $.00

Salomon Brothers Inc's capacity on original issuance:   | |  As agent
    If as principal                                     |X|  As principal
       |X|  The Notes are being offered at varying prices related
            to prevailing market conditions but not to exceed  %.
       | |  The Notes are being offered at a fixed initial public
            offering price of  % of Principal Amount.
Original Issue Date:     5/15/97

Stated Maturity:     5/15/12

Interest Rate:     8.0000000%

Interest Payment Dates:

   |X|  Monthly, monthly on the 15th, commencing June 15, 1997.
   | |  Quarterly
   | |  Semi-annually

Amortizing Note:         | |  Yes       |X|  No

     Amortization Schedule:



Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates:  CALLABLE ON 5/15/98 AND ANY COUPON
                               PAYMENT DATE THEREAFTER WITH 15
                               CALENDAR DAYS NOTIFICATION
   Redemption Prices:
   Redemption: | | In whole only and not in part |X| May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Survivor's Option:        |X|  Yes       | |  No


Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call    :
        Bond Yield to Maturity:
        Yield to Maturity:

CUSIP: 79549GC61


Pricing Supplement No. 290

Pricing Supplement dated April 22 1997
(to Prospectus dated April 5, 1996)



                    DESCRIPTION OF THE NOTES

     General

          The description in this Pricing Supplement of the particular terms of the Registered Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

     Redemption

          The Notes will be redeemable at the option of the Company, in whole or in any part thereof, at a Redemption Price equal to 100% of the Issue Price set forth on the face of this Pricing Supplement (such redemption an "Optional Redemption"), on May 15, 1998 and any interest payment date thereafter
(such date an "Optional Redemption Date"). The Company may exercise its right of Optional Redemption by notifying the Trustee of its exercise of such option at least 15 calendar days prior to the Optional Redemption Date. At least 15 calendar days but not more than 60 calendar days prior to such Optional Redemption Date, the Trustee shall mail notice of such redemption, first class, postage prepaid, to the Depositary's nominee, as sole Holder of the Notes under the Indenture. The Depositary will distribute any such notice to the owners of beneficial interests in the Notes in accordance with its regular practice.

     Plan of Distribution

          The Company intends to sell Notes at a price equal to principal amount thereof to the Underwriter for its own account or for resale to one or more purchasers, including dealers, at varying prices related to prevailing market prices at the time of resale, as determined by the Underwriter. Notes sold by the Underwriter to a dealer may be resold at varying prices related to prevailing market prices at the time of resale.

	The Underwriter will enter into a swap agreement with an affiliate in connection with its sale of the Notes and may earn additional income as a result payments pursuant to such swap or related hedge transactions.